Sheet1

Financial Institutions Series Trust
Series 1
File Number: 811-3189
CIK Number: 353281
Summit Cash Reserves Fund
For the Period Ending: 11/30/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six-month period ended November 30, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

08/02/2001	$4,362	Old Line Funding Corp.	3.74%	08/27/2001
08/08/2001	1,000	Kitty Hawk Funding Corp.	3.55	11/16/2001
08/21/2001	7,000	Amsterdam Funding Corp.	3.69	08/22/2001
09/26/2001	3,057	Amsterdam Funding Corp.	3.22	09/27/2001

Last Updated on 01/28/2002
By Win95 User